EXHIBIT 99.1

Contact:	Robert S. Breuil
(650) 864-7431

AEROGEN, INC. REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS

Mountain View, CA, August 3, 2004 — Aerogen, Inc. (Nasdaq: AEGN) today announced financial results for the three months and six months ended June 30, 2004.  The net loss for the three months ended June 30, 2004 was $3.8 million, or $0.79 per share, compared with a net loss of $3.6 million, or $0.88 per share, for the same period in 2003.  The net loss for the six months ended June 30, 2004 was $8.1 million, or $1.76 per share, compared with $7.9 million, or $1.94 per share, for the same period in 2003.  Including deemed dividends and quarterly dividends of common stock, as described in more detail below, the net loss attributable to common stockholders for the three months ended June 30, 2004 was $8.7 million, or $1.81 per share, and $21.0 million, or $4.54 per share, for the six months ended June 30, 2004.

In May 2004, we completed the second and final closing of our Series A-1 Convertible Preferred Stock financing, which has yielded total gross proceeds of $32.7 million during the first half of 2004.  Aerogen’s cash balance as of June 30, 2004 was $24.8 million.

The results for the three months ended June 30, 2004 include a charge of $4.5 million, or $0.94 per share, reflecting a deemed dividend imputed from the difference between the value of the Company’s common stock and the accounting value of the Company’s Series A-1 Convertible Preferred Stock that was issued in the final closing of the Company’s Series A-1 Convertible Preferred Stock financing on May 12, 2004.  During the six months ended June 30, 2004, the total charge for the deemed dividends relating to the two closings of the Series A-1 Convertible Preferred Stock financing was $12.4 million, or $2.69 per share.  There were no deemed dividends in 2003.  As deemed dividends are only incurred upon the issuance of certain securities, and the Company completed its planned issuance of Series A-1 Convertible Preferred Stock in May 2004, there will be no further charges for deemed dividends related to the Series A-1 Convertible Preferred Stock financing.

The terms of the Series A-1 Convertible Preferred Stock provide for a quarterly dividend at the rate of 6% per year to be paid in cash or Aerogen common stock, at the Company’s election, to each holder of Series A-1 Convertible Preferred Stock.  During the three and six months ended June 30, 2004, the Company elected to pay this dividend in Aerogen common stock, resulting in charges related to ordinary dividends of $379,586, or $0.08 per share, and $399,347, or $0.09 per share, respectively.  The Company did not pay any such dividends during 2003.

Revenues for the three months ended June 30, 2004 were $1.7 million, compared with $1.1 million for the same period in 2003.  Revenues for the six months ended June 30, 2004 were $2.8 million compared with $2.7 million for the same period in 2003.  The increase in revenues for the three-month period ending June 30, 2004 primarily resulted from activities conducted under our distribution agreement with Medical Industries America (“MIA”) covering the sale and manufacturing of the Aeroneb® Go Nebulizer.  Revenues to Aerogen under this agreement result from sales of the OnQTM Aerosol Generator to MIA, continued amortization of up-front payments, and royalty revenues associated with MIA’s sales of the product.  The increase in revenues for the six-month period ending June 30, 2004 was primarily due to higher royalty revenues associated with our distribution partner’s sales of the Aeroneb Go and amortization of up-front payments, partially offset by lower product sales.

Cost of products sold for the three months ended June 30, 2004 was $1.3 million, compared with $0.6 million for the same period in 2003.  Cost of products sold for the six months ended June 30, 2004 was $2.0 million, compared with $1.4 million for the same period in 2003.  Cost of products sold increased as a percent of product sales for the three months and six months ended June 30, 2004 as compared to the same periods in 2003, primarily due to the commencement of sales in January 2004 of a lower-margin product component under a contract supply agreement, as well as increased costs related to the manufacturing scale-up of this new component early in the quarter ended June 30, 2004.

Research and development expenses for the three months ended June 30, 2004 were $2.9 million, compared with $3.0 million for the same period in 2003.  Research and development expenses for the six months ended June 30, 2004 were $4.8 million, compared with $6.2 million for the same period in 2003.  The decrease in research and development spending was primarily due to reduction in payroll-related expenses resulting from fewer employees, decreased facility-related expenses, partially offset by increased spending on pre-clinical expenses related to preparations for a Phase 2 clinical trial for our amikacin product.

“With the financial resources now available to us we have focused on furthering development of aerosolized amikacin, our lead drug/device combination product targeting treatment of ventilator-associated pneumonia.  We are nearing completion of the toxicology studies that the United States Food and Drug Administration (“FDA”) has indicated are adequate to support registration of this product, and we plan to initiate a more-than 20 center Phase 2 clinical trial under an Investigational New Drug application (“IND”) in the fourth quarter of this year, “ said Dr Jane E. Shaw, Aerogen CEO.  “Simultaneously, we continue to support penetration of our Aeroneb® Professional Nebulizer System and Aeroneb Go Nebulizer into the hospital and home markets respectively; activities during this quarter have included renewal of our world-wide distribution agreement for the Aeroneb Pro with Puritan-Bennett and signing of a similar distribution agreement with Maquet.  Furthermore, we have released for sale an additional device, the Aeroneb® Lab, a nebulizer designed for pre-clinical and laboratory use.  We are pleased to report such great progress and look forward to maintaining this momentum with both our pharmaceutical and device products which each incorporate our OnQ Aerosol Generator.  In addition, the first consumer product utilizing Aerogen technology, an air freshener, was launched during this quarter in the United States by our licensee, a leading consumer products company, “ Dr Shaw concluded.

Selling, general and administrative expenses for the three months ended June 30, 2004 were $1.3 million, compared with $1.5 million for the same period in 2003.  Selling, general and administrative expenses for the six months ended June 30, 2004 were $3.3 million, compared with $3.4 million for the same period in 2003.  The decrease in selling, general and administrative expenses in the three months ended June 30, 2004, as compared with the same period of 2003, was primarily due to decreased expenses associated with marketing and selling products, lower facility related expenses and reductions in stock-based compensation.  The decrease in expenses in the first six months of 2004 over the same period in 2003, was primarily due to reduction in payroll expenses resulting from fewer employees and decreased expenses associated with marketing and selling our products, partially offset by increased legal expenses associated with restructuring and financing activities in the first quarter of 2004.

Aerogen will host an investor teleconference call on Tuesday, August 3, 2004, at 4:00 p.m., Eastern Standard Time, at which we will discuss today’s earnings release.  To join the teleconference call, dial (800) 862-9098; international callers should dial (785) 424-1051.  The teleconference ID is ST83.  A replay of the conference will be available from 6:00 p.m. (EST) on August 3, 2004, to 11:59 p.m. (EST) on August 17, 2004.  Callers in the United States should dial (888) 566-0175 for the replay, and international callers should dial (402) 530-9314.  No access code is required.

Aerogen, a specialty pharmaceutical company, develops products based on its OnQ Aerosol Generator technology to improve the treatment of respiratory disorders in the acute care setting.  Aerogen currently markets the Aeroneb Professional Nebulizer System for use in hospitals.  Aerogen has presented the results of its first Phase 2 clinical study evaluating delivery of aerosolized amikacin for the treatment of ventilator-associated pneumonia.  Following amikacin, additional drug products targeting improved respiratory therapy in the acute care setting are in the feasibility and pre-clinical stages of development.  In the U.S., Aerogen has commercialized the Aeroneb Go Nebulizer for home use through its commercial partner, Medical Industries America, Inc.  Aerogen also has development collaborations with pharmaceutical and biotechnology companies for use of its technology in the delivery of novel compounds that treat respiratory and other disorders.  Aerogen is headquartered in Mountain View, California, with a campus in Galway, Ireland.  For more information, visit www.aerogen.com.

To the extent any statements made in this release relate to information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside of the Company’s control and other uncertainties, and are subject to various risk factors that could cause the Company’s actual results to differ materially from those expressed in any forward-looking statement. The risk factors include, without limitation, the need for additional funding, the inherent risks of product development, clinical outcomes, regulatory risks and risks related to proprietary rights, market acceptance and competition, and are described in the Company’s reports and other filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission (“SEC”) on April 14, 2004, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC on May 13, 2004 and its Registration Statement on Form S-3 filed with the SEC on May 24, 2004. Aerogen does not undertake any obligation to update forward-looking statements.

CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS ATTACHED

Aerogen, Inc.

Condensed Consolidated Statements of Operations

(unaudited; in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Revenues:
Product sales	$1,251	$989	$2,100	$2,267
Research and development	—	—	—	165
Royalty and other	444	125	694	250
Total revenues	1,695	1,114	2,794	2,682

Costs and expenses:
Cost of products sold	1,257	611	1,994	1,445
Research and development	2,859	3,015	4,792	6,220
Selling, general and administrative	1,324	1,450	3,329	3,354
Total costs and expenses	5,440	5,076	10,115	11,019

Loss from operations	(3,745)	(3,962)	(7,321)	(8,337)

Interest income (expense), net	25	14	(535)	52
Other income (expense), net	(74)	326	(293)	366

Net loss	(3,794)	(3,622)	(8,149)	(7,919)

Dividends related to convertible preferred stock	(4,881)	—	(12,812)	—

Net loss attributable to common stockholders	$(8,675)	$(3,622)	$(20,961)	$(7,919)

Net loss per share, basic and diluted	$(1.81)	$(0.88)	$(4.54)	$(1.94)
Weighted - average shares used in computing net loss per share, basic and diluted	4,783	4,097	4,620	4,088

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Aerogen, Inc.

Condensed Consolidated Balance Sheets

(unaudited; in thousands)

	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$24,821	$762
Accounts receivable	972	445
Inventories, net	569	301

Prepaid expenses and other current assets	721	428
Total current assets	27,083	1,936

Property and equipment, net	2,954	3,901
Goodwill and other intangible assets, net	1,858	1,931
Restricted cash	—	1,200

Other assets	583	608
Total assets	$32,478	$9,576

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$554	$937
Deferred revenue, current	961	500
Convertible debentures, net	—	1,486

Accrued liabilities	1,347	1,194
Total current liabilities	2,862	4,117

Deferred rent	174	1,658
Deferred revenue, non-current	2,002	1,875

Other long-term liabilities	236	246
Total liabilities	5,274	7,896

Convertible preferred stock
Convertible preferred stock, par value $0.001:
Authorized: 5,000 shares; issued and outstanding:
1142 shares at June 30, 2004 and no shares at December 31, 2003	12,573	—

Stockholders’ equity:
Common stock, par value $0.001:
Authorized: 95,000 shares; issued and outstanding:
4,785 shares at June 30, 2004 and 4,396 shares at December 31, 2003	5	4
Additional paid-in capital	131,694	110,991
Notes receivable from stockholders	(286)	(280)
Deferred stock-based compensation, net	(48)	(264)
Accumulated other comprehensive income	886	700
Accumulated deficit	(117,620)	(109,471)
Total stockholders’ equity	14,631	1,680
Total liabilities, convertible preferred stock and stockholders’ equity	$32,478	$9,576

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